Exhibit (h)(4)

APPENDIX A

Series

BITWISE FUNDS TRUST and the following series thereof:

●	Bitwise Web3 ETF
●	Bitwise Trendwise Bitcoin and Treasuries Rotation Strategy ETF
●	Bitwise Trendwise Ethereum and Treasuries Rotation Strategy ETF
●	Bitwise Trendwise BTC/ETH and Treasuries Rotation Strategy ETF